Exhibit 99(a)-4

PEMCO AVIATION GROUP, INC.
Offer to Exchange
up to $44,000,000 aggregate principal amount of its
12% Senior Subordinated Notes due 2009

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON DECEMBER 10, 2002, UNLESS EXTENDED.

November 12, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Pemco Aviation Group, Inc., a Delaware corporation (the “Company”), is offering, upon the terms and conditions set forth in the enclosed Offering Circular dated November 12, 2002 (the “Offering Circular”) and the enclosed Letter of Transmittal relating to an exchange offer as described therein (which together constitute the “Exchange Offer”), to exchange up to $44,000,000 aggregate principal amount of its 12% Senior Subordinated Notes due 2009 (the “Notes”) for up to 2,000,000 shares (“Shares”) of its Common Stock, $0.000l par value per share (“Common Stock”), on the basis of $22.00 principal amount of Notes for each Share of Common Stock. The Offer will terminate at 5:00 p.m., New York City time, on December 10, 2002, unless extended by the Company (the “Expiration Time”).

We are asking you to contact your clients for whom you hold Common Stock registered in your name or in the name of your nominee. The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Common Stock pursuant to the Exchange Offer. However, you will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

The Company will pay or cause to be paid all transfer taxes, if any, applicable to the sale of Common Stock to it or its order, except as otherwise provided in Instruction 9 of the Letter of Transmittal.

For your information and for forwarding to your clients for whom you hold Common Stock registered in your name or in the name of your nominee or who hold Common Stock registered in their own names, we are enclosing the following documents:

1.	The Offering Circular;

2.	A Letter of Transmittal (to be used to accept the Exchange Offer);

3.	Stock registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer;

4.	A Notice of Guaranteed Delivery;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 10, 2002, unless extended.

A stockholder wishing to tender Common Stock pursuant to the Exchange Offer should (i) complete and execute the Letter of Transmittal (or facsimile thereof), and have the signature thereon guaranteed if required by the instructions thereto, and deliver such Letter of Transmittal, together with certificates representing the Shares of Common Stock to be tendered and any other required documents, to the Exchange Agent at or prior to the Expiration Time, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. See the Offering Circular under “The Exchange Offer—How to Tender.”

Stockholders who wish to tender their Common Stock pursuant to the Exchange Offer and (i) whose Common Stock Certificates are not immediately available, or (ii) who cannot deliver their Common Stock Certificates and Letter of Transmittal to the Exchange Agent on or prior to the Expiration Time, must tender their Common Stock according to the guaranteed delivery procedures set forth in the Offering Circular under “The Exchange Offer—How to Tender.”

Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the above documents should be addressed to Georgeson Shareholder, 17 State Street, 10th Floor, New York, New York 10004, (212) 440-9800, Attention: Mark Schenck.

Very truly yours,

PEMCO AVIATION GROUP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF IT WITH RESPECT TO THE EXCHANGE OFFER NOT MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

2